Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Amendment No. 1 to Form F-1 of THE GROWHUB LIMITED (the “Company”) of our report dated May 2, 2025 (the “Audit Report”), with respect to the consolidated balance sheet of the Company as of December 31, 2024, the related consolidated statements of operations and comprehensive income, changes in shareholder’s equity and cash flows for each of the years in the two year period ended December 31, 2024 and related notes.

We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Audit Alliance LLP

Audit Alliance LLP

Singapore

November 10, 2026